Exhibit 99.2

Edify Acquisition Corp: Announces Closing of Upsized $276 Million Initial Public Offering of Securities and Full Exercise of Overallotment Option

NEW YORK, Jan. 20, 2021 /PRNewswire/ -- Edify Acquisition Corp. (the "Company"), a special purpose acquisition company formed for the purpose of entering into a combination with one or more businesses and led by Chairwoman Susan Wolford and Chief Executive Officer Peter Ma, today announced that it closed its upsized initial public offering of 27,600,000 units at $10.00 per unit, which includes 3,600,000 units issued pursuant to the underwriters' exercise of their over-allotment option. Total gross proceeds from the offering were $276,000,000, before deducting underwriting discounts and commissions and other offering expenses. Each unit consists of one share of Class A common stock of the Company and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock of the Company at a price of $11.50 per share. The units are listed on the Nasdaq Capital Market (“Nasdaq”) and commenced trading under the ticker symbol “EACU” on January 15, 2021. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols "EAC" and "EACPW," respectively.

BMO Capital Markets Corp. and B. Riley Securities, Inc. acted as the joint book-running managers for this offering.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from BMO Capital Markets Corp., attention: Equity Syndicate Department, 3 Times Square, 25th Floor, New York, New York 10036, by telephone at 800-414-3627 or by email at BMOProspectus@bmo.com; or B. Riley Securities, Inc. at 1300 17th Street N., Suite 1400, Attn: Syndicate Prospectus Department, Arlington, Virginia 22209, by telephone at (800) 846-5050 or by email at prospectuses@brileyfin.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the "SEC") on January 14, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the Company's offering filed with the Securities and Exchange Commission ("SEC"). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact: Peter Ma, media@edifyacq.com

SOURCE Edify Acquisition Corp